Exhibit 4(bb)


                                                                 CONFORMED COPY













                               SUBORDINATION DEED



                              dated 15 April 2003




                                      for



                                  PCCW LIMITED
                               as Junior Creditor




                                      and


                              JPMORGAN CHASE BANK
                              as Security Trustee




                                      and


                        REACH NETWORKS HONG KONG LIMITED








                                   Linklaters


                                  Ref: PXF/SCH

                                           CONTENTS
CLAUSE                                                                      PAGE

1.          Definitions and Interpretation.....................................1
2.          Undertakings of the Debtor.........................................2
3.          Undertakings of the Junior Creditor................................2
4.          Subordination and Turnover of Payments.............................3
5.          Subordination Events...............................................4
6.          Treatment of Distributions.........................................5
7.          Enforcement by the Junior Creditor.................................5
8.          Voting.............................................................6
9.          Consents...........................................................7
10.         Representations and Warranties.....................................7
11.         Information........................................................8
12.         Protection of Subordination........................................8
13.         No Rights in Favour of the Junior Creditor or the Debtor..........10
14.         Power of Attorney.................................................10
15.         Changes to the Parties............................................10
16.         Set-off and Interest..............................................11
17.         Amendments, Waivers, Consents and Determinations..................12
18.         Notices...........................................................11
19.         Miscellaneous.....................................................12
20.         Indemnities.......................................................12
21.         Governing Law and Jurisdiction....................................13


                                     (i)
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THIS DEED is made on 15 April 2003 between:

(1)  PCCW LIMITED (the "Junior Creditor")

(2) JPMORGAN CHASE BANK as security trustee for the Senior Creditors (as defined below) (the "Security Trustee") and

(3)  REACH NETWORKS HONG KONG LIMITED (the "Debtor").

Background

(A) The Junior Creditor has agreed that, subject to the terms and conditions of this Deed, the Junior Debt shall be subordinated in right of payment to the Senior Debt (as defined below).

(B) The Board of Directors of the Junior Creditor is satisfied that entering into this Deed is for the purposes and for the benefit of the Junior Creditor and its business.

(C) The parties to this Subordination Deed intend that it shall take effect as a deed.

(D) Telstra Corporation (the "Other Junior Creditor") and each of Reach Global Services Limited and REACH Ltd. (each an "Other Debtor") has executed or will execute a subordination deed with substantially similar terms (subject to any necessary changes) in respect of the CPP Agreement, the AJC Indemnity Agreement or the Telstra Transfer Agreement, as the case may be (each an "Other Debtors' Junior Debt").

It is agreed as follows:

1.   DEFINITIONS AND INTERPRETATION

1.1  Definitions
     In this Deed, terms defined and references construed in the Senior Credit Agreement and the CPP Agreement shall have the same meaning and construction and, except to the extent that the context requires otherwise:

     "Delegate" has the meaning given to it in the Floating Charge executed by the Debtor

     "Junior Debt" means all liabilities of the Debtor to the Junior Creditor under the CPP Agreement (whether in respect of the PCCW Prepayment, the Outstanding PCCW CP Balance or otherwise)

     "Receiver" has the meaning given to it in the Floating Charge executed by the Debtor

     "Senior Credit Agreement" means the syndicated term loan facility agreement dated 12 January 2001 as amended and restated by an Amendment and Restatement Agreement dated on or about the date of this Deed between, among others, the Borrower, REACH Ltd. and the Security Trustee

     "Senior Creditors" means the Finance Parties as defined in the Senior Credit Agreement

     "Senior Debt" means the indebtedness of the Obligors to the Senior Creditors under or in connection with the Senior Finance Documents

     "Senior Debt Discharge Date" means the first date on which all Senior Debt has been fully and irrevocably paid or discharged and no further Senior Debt is capable of becoming outstanding

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     "Senior Finance Documents" means the Transaction Documents as defined in the Senior Credit Agreement

     "Subordination Event" means an event described in clause 5 (Subordination Events).

1.2  Headings
     Headings shall be ignored in construing this Deed.

1.3  No Charge
     Nothing in clause 4 (Subordination and Turnover of Payments) is intended to create a charge or other security interest.

2.   UNDERTAKINGS OF THE DEBTOR

     Except with the consent of the Security Trustee:

2.1  No Payments
     The Debtor shall not pay, prepay, repay or make any distribution in respect of, or purchase or acquire, any Junior Debt in cash or in kind except, until the occurrence of a Subordination Event, applications, credits and Authorised PCCW CP Reductions in accordance with sections 3 and 4 of the CPP Agreement.

2.2  REACH Group
     The Debtor shall ensure that none of the members of the REACH Group purchases or acquires any Junior Debt.

2.3  No Set-off
     The Debtor shall not exercise any set-off against any Junior Debt except, until the occurrence of a Subordination Event, applications, credits and Authorised PCCW CP Reductions in accordance with sections 3 and 4 of the CPP Agreement.

2.4  No Security Interest
     The Debtor shall not, and shall ensure that no other member of the Reach Group shall, create or have outstanding any Security Interest over any of its assets for, or any guarantee for, or in respect of, any Junior Debt.

2.5  No Amendment
     The Debtor shall not amend, vary, waive, release or supplement any provision of the CPP Agreement, except to the extent permitted by the Senior Credit Agreement.

2.6  No Other Action
     Except as permitted by this Deed, the Debtor shall not take or omit to take any action whereby the ranking and/or subordination contemplated by this Deed may be impaired.

3.   Undertakings of the Junior Creditor

     Except with the consent of the Security Trustee:

3.1  No Payment
     The Junior Creditor will not demand or receive payment, prepayment, repayment or any distribution in respect of any Junior Debt in cash or in kind or apply any money or property in or

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     towards discharge of any Junior Debt except, until the occurrence of a
     Subordination Event, applications, credits and Authorised PCCW CP Reductions in accordance with sections 3 and 4 of the CPP Agreement.

3.2  No Set-off
     The Junior Creditor will not exercise any set-off against any Junior Debt except, until the occurrence of a Subordination Event, applications, credits and Authorised PCCW CP Reductions in accordance with sections 3 and 4 of the CPP Agreement.

3.3  No Security Interest
     Except as permitted by this Deed, the Junior Creditor will not permit to subsist or receive any Security Interest or guarantee for, or in respect of, any Junior Debt.

3.4  No Other Action
     Except as permitted by this Deed the Junior Creditor will not take or omit to take any action whereby the ranking and/or subordination contemplated by this Deed may be impaired.

3.5  No Amendment
     The Junior Creditor will not amend, vary, waive, release or supplement any provision of the CPP Agreement, except to the extent permitted by the Senior Credit Agreement.

3.6  No Negotiable Instrument
     The Junior Creditor will not permit any Junior Debt to be evidenced by a negotiable instrument unless that instrument is endorsed with a recognition of this subordination or is deposited with the Security Trustee.

3.7  No Cancellation
     The Junior Creditor will not cancel, assign or otherwise transfer any Junior Debt or any commitment to provide any Junior Debt.

4.   SUBORDINATION AND TURNOVER OF PAYMENTS

4.1  Subordination
(a) The Junior Creditor hereby irrevocably covenants in favour of the Security Trustee for the benefit of the Senior Creditors that the Junior Debt shall, from the occurrence of a Subordination Event, be subordinated and subject in right of payment to the prior payment in full of all Senior Debt and accordingly, from the occurrence of a Subordination Event, the Senior Creditors shall be entitled to receive payment in full of the Senior Debt before the Junior Creditor shall be entitled to receive any payment on account of the Junior Debt or any part of it.

(b) The Junior Creditor and the Debtor undertake that, notwithstanding anything to the contrary contained in any agreement or other document constituting or evidencing the Junior Debt, the Junior Debt shall not (except as provided in paragraph (c) below), from the occurrence of a Subordination Event until the Senior Debt Discharge Date, be due or owing or capable of becoming or being declared due or payable.

(c)  It is recognised that

     (i)  a notice may be issued in accordance with clause 7.1(a)
          (Acceleration); and

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     (ii) under the terms of the CPP Agreement, following the occurrence of a
          Relevant Event (as defined in the CPP Agreement) (and subject, in certain cases, to the notice period in clause 2.3 (c)(ii) of the CPP Agreement) the Junior Debt may be expressed to become due and payable but these will, until the Senior Debt Discharge Date, be subject to the prior interest of the Senior Creditors and to the subordination under this clause 4 and the other terms of this Deed.

4.2  Trust and Turnover
     If, at any time after a Subordination Event has occurred until the Senior Debt Discharge Date, the Junior Creditor receives a payment of the kind described in clause 4.3 (Non-Permitted Payments), the Junior Creditor will:

     (a)  notify the Security Trustee of such receipt,

     (b) hold any payment so received on trust for the Senior Creditors in a separate account, and

     (c) pay and distribute any payment so received, or (in the case of a set-off) pay an equivalent amount, on demand, to the Security Trustee for application in or towards the Senior Debt in accordance with the Senior Credit Agreement as the Security Trustee sees fit and until the Senior Debt Discharge Date.

4.3  Non-Permitted Payments
     The payments to which clause 4.2 (Trust and Turnover) refers are as follows:

     (a) receipt by the Junior Creditor of a payment (including by way of set-off) or distribution in cash or in kind of, or on account of, any Junior Debt

     (b) receipt by the Junior Creditor (including by way of set-off) of the proceeds of enforcement of any Security Interest, or payment under any guarantee, for any Junior Debt or

     (c) the making by the Debtor or any member of the REACH Group of any payment or distribution, in cash or in kind, on account of the purchase or any acquisition of any Junior Debt.

5.   SUBORDINATION EVENTS

     Each of the following is a Subordination Event:

5.1  Acceleration of Senior Debt
     The giving of a notice of a declaration by the Facility Agent in accordance with clause 13.2 (Consequences of default) of the Senior Credit Agreement.

5.2  Termination of ISA
     An ISA is terminated without the written consent of the Facility Agent in accordance with the Senior Credit Agreement or an event (however described) has occurred which will cause any acceleration of repayment of any Junior Debt to the Junior Creditor or payment of any amounts owing under any Other Debtors' Junior Debt to the Other Junior Creditor except, as appropriate, until the occurrence of any other event or circumstance which would constitute a Subordination



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     Event, applications, credits, Authorised PCCW CP Reductions in acordance with sections 3 and 4 of the CPP Agreement, Authorised Telstra CP Reductions in accordance with sections 5 and 6 of the CPP Agreement and payments or set-off in accordance with the Telstra Transfer Agreement or the AJC Indemnity Agreement.

5.3  Relevant Event
     An event occurs or circumstance arises (other than anything described in sub-clause 5.1 and 5.2) which is a "Relevant Event" under the CPP Agreement.

5.4  Insolvency
     An event occurs in relation to Reach Networks Hong Kong Limited, Reach Global Services Limited or Reach Ltd. which is an Event of Default under clause 13.1(h) (Insolvency) of the Senior Credit Agreement.

6.   TREATMENT OF DISTRIBUTIONS

6.1  Realisation
     If the Security Trustee receives any distribution otherwise than in cash in respect of the Junior Debt from the Debtor or any other source, it may deal with and/or apply the distribution as it sees fit. The Senior Debt shall not be reduced by the distribution until and except to the extent that any net realisation proceeds are applied towards the Senior Debt.

6.2  Transfer of distributions
     The Junior Creditor will at its own expense do all such things as the Security Trustee may reasonably require as being necessary or desirable to transfer to the Security Trustee all payments and distributions which must be turned over to the Security Trustee or held on trust for the Senior Creditors, including endorsements and execution of formal transfers, and will pay all reasonable costs and stamp duties in connection therewith.

6.3  Failure of trust
     If a trust in favour of, or a holding of property for, the Senior Creditors under this Deed is invalid or unenforceable, the Junior Creditor will pay and deliver to the Security Trustee an amount equal to the payment, receipt or recovery in cash, or in kind, which the Junior Creditor would otherwise have been bound to hold on trust for or as property of the Senior Creditors.

7.   ENFORCEMENT BY THE JUNIOR CREDITOR

7.1  Junior Creditor not to take enforcement action
     On the occurrence of a Subordination Event until the Senior Debt Discharge Date, except with the written consent of the Security Trustee the Junior Creditor will not:

(a)  Acceleration

     declare any Junior Debt to be due or payable except that the Junior Creditor may issue a notice under clause 2.3 (c) of the CPP Agreement following the occurrence of a Relevant Event but only if:-


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     (i)  that notice acknowledges that the Junior Debt is subordinated by the terms of this Deed; and

    (ii) that notice does not require any payment to be made to or for the account of the Junior Creditor except where these sums are to be paid directly to the Security Trustee in accordance with this Deed;

     nor in any other way ask, demand, sue or prove for, take or receive, directly or indirectly, whether by exercise of set-off, counterclaim or in any other manner, payment of any Junior Debt.

(b)  No Attachment

     enforce any Junior Debt by way of attachment, set-off, execution or otherwise;

(c)  No Creditor Process

     sue for, or institute any process (including an injunction, specific performance, garnishment, execution or levy, whether before or after judgment) against the Debtor or its assets in respect of, any obligation (whether or not for the payment of money) owing to it in respect of any Junior Debt; or

(d)  No Insolvency Proceedings

     initiate or support or take any steps with a view to any winding-up proceedings or any voluntary arrangement or assignment for the benefit of creditors or any similar proceedings involving the Debtor or its assets, whether by petition, convening a meeting, voting for a resolution or otherwise.

7.2  Authority to Security Trustee to enforce
     The Junior Creditor irrevocably authorises and empowers the Security Trustee, at any time after a Subordination Event has occurred, to ask, demand, sue or prove for, take and receive, in the name of such Junior Creditor or otherwise, all amounts payable to the Junior Creditor by way of Junior Debt, and undertakes at the request of the Security Trustee to take all such action and to execute all such documents as the Security Trustee may reasonably require in order to enable the Security Trustee to recover the Subordinated Indebtedness.

8.   VOTING

8.1  Voting Rights
     On the occurrence of a Subordination Event, the Security Trustee may (and is hereby authorised to) exercise all powers of convening meetings, voting and representation in respect of the Junior Debt and the Junior Creditor shall promptly execute and/or deliver to the Security Trustee such forms of proxy and of representation as it may require with a view to enabling such person as it may select to exercise those rights.

8.2  Exercise by the Junior Creditor
     On the occurrence of a Subordination Event, if and to the extent that the Security Trustee is not entitled to exercise a power conferred by clause
     8.1 (Voting Rights) the Junior Creditor:

     (a)  will exercise the power as the Security Trustee directs and

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     (b)  will not exercise it so as to impair this subordination.

9.   CONSENTS

9.1  No Objection
     The Junior Creditor shall not have any remedy against the Debtor or any Senior Creditor by reason of the entry by any of them into any Transaction Document, or any other agreement between any Senior Creditor and the Debtor, or any waiver or consent, or any requirement or condition imposed by or on behalf of any Senior Creditor on the Debtor under any Transaction Document, or such other agreement, which violates the CPP Agreement and results in the Junior Debt becoming immediately due or payable. The Junior Creditor may not object to any such matter by reason of any provision of the CPP Agreement.

9.2  Waivers
     Any waiver or consent by or on behalf of any or all of the Senior Creditors under any Senior Finance Document (including any waiver of any breach or default or condition precedent, and any consent to any extension of availability of the Senior Debt) will be deemed also to have been given by the Junior Creditor (on the same terms and conditions, with appropriate changes) if any transaction or circumstance would, in the absence of that waiver or consent by the Junior Creditor, violate or contravene the CPP Agreement or results in the Junior Debt becoming immediately due or payable.

10.  REPRESENTATIONS AND WARRANTIES

     The Debtor and the Junior Creditor jointly and severally represents and warrants to and for the benefit of the Security Trustee as follows:

     (a) Status: It has been incorporated in accordance with the laws of its place of incorporation and is validly existing under those laws.

     (b) Powers: It has the power to enter into the CPP Agreement and this Deed and comply with its obligations under each of them.

     (c) Authority and Authorisations: It has in full force and effect the material authorisations necessary for it to enter into the CPP Agreement and this Deed, to comply with its obligations and exercise its rights under each of them and to allow them to be enforced.

     (d) Non-Violation etc.: The CPP Agreement and this Deed do not contravene its constitutional documents or contravene in a material respect any law or obligation by which it is bound or to which its assets are subject which in any case would or would be reasonably likely to have a Material Adverse Effect, or cause a limitation on its powers or the powers of its directors to be exceeded or (except as provided in any Transaction Documents) result in the existence of, or oblige it to create, any Security Interest over its assets.

     (e) Obligations Binding: Its obligations under the CPP Agreement and this Deed are valid and binding and are enforceable against it in accordance with their terms subject to any applicable bankruptcy, insolvency, reorganisation, liquidation or other similar laws or


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          regulations affecting creditor's rights generally and the general principles of equity or as referred to in the Opinions.

     (f)  Solvency: It is not Insolvent.

11.  INFORMATION

     The Junior Creditor will promptly notify the Security Trustee of the occurrence of any event which would result in the Junior Debt becoming immediately due or payable under the CPP Agreement.

12.  PROTECTION OF SUBORDINATION

12.1 Continuing Subordination
     The subordination provisions in this Deed shall:

     (a)  remain in full force and effect by way of continuing subordination;
          and

     (b) not be affected in any way by any settlement of account (whether or not any Senior Debt remains outstanding) or other matter or thing whatsoever,

     until the Senior Debt Discharge Date.

12.2 Subordination Unaffected
     Without prejudice to the generality of clause 12.1 (Continuing Subordination), neither the subordination in this Deed nor the obligations of the Junior Creditor shall be affected in any way by:

     (a) any time, indulgence, concession, waiver or consent given to, or composition with, the Debtor, an Other Debtor or any other person, whether by the Security Trustee or any other person

     (b) any amendment to or change in any Security Interest, guarantee or indemnity, or the terms of any of the Junior Debt, the Other Debtors' Junior Debt or the Senior Debt

     (c) the making or absence of any demand for payment of any of the Junior Debt, the Other Debtors' Junior Debt or the Senior Debt on the Debtor or any Other Debtor or any other person, whether by the Junior Creditor, the Other Junior Creditor, the Security Trustee or any other person

     (d) the enforcement or absence of enforcement of any Security Interest, guarantee or indemnity or any rights under the Junior Debt, any Other Debtors' Junior Debt or the Senior Debt

     (e) the taking, existence or release of any other Security Interest, guarantee or indemnity

     (f) the winding-up of the Debtor, any Other Debtor, the Other Junior Creditor or any other person, or any step being taken for any such winding-up or

     (g) the illegality, invalidity or unenforceability of, or any defect in, any provision of any agreement or document relating to the Junior Debt, any Other Debtors' Junior Debt or the Senior Debt or any Security Interest, guarantee or indemnity (including the CPP


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          Agreement or any Transaction Document) or any of the rights or obligations of any of the parties under or in connection with any such document or any Security Interest, guarantee or indemnity (including the CPP Agreement or any Transaction Document).

12.3 Immediate recourse
     The Junior Creditor waives any right it may have of requiring any Senior Creditor to proceed against or enforce any other right or security or claim payment from any person before claiming the benefit of this Deed.

12.4 Exercise of the Junior Creditor's Rights
     On the occurrence of a Subordination Event until the Senior Debt Discharge Date,

     (a) any rights of the Junior Creditor, by reason of the performance or enforcement of any of its obligations under clause 4 (Subordination and Turnover of Payments) or 6 (Treatment of Distributions), or any other provision of this Deed, to be indemnified by any person, to prove in respect of any liability in the winding-up of any person or to take the benefit of or enforce any Security Interest, guarantees or indemnities, shall be exercised and enforced only in such manner and on such terms as the Security Trustee may require and

     (b) any amount received or recovered by the Junior Creditor (i) as a result of any exercise of any such rights or (ii) in the winding-up of any such person shall be held in trust for and immediately paid to the Security Trustee.

12.5 Discharge
     The Debtor hereby irrevocably waives any right to appropriate any payments to, or other sum received, recovered or held by, the Security Trustee in or towards discharge of a particular part of the Senior Debt and agrees that the Security Trustee shall have the exclusive right to appropriate any such payment or other sum in accordance with this Deed.

12.6 Reinstatement
     Without prejudice to clause 13.1 (Preservation of Junior Debt), if any payment by the Junior Creditor or the Debtor or any discharge given by a Senior Creditor (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced for any reason including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar event:

     (a) the liability of the Junior Creditor or the Debtor (as the case may be) shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

     (b) each Senior Creditor shall be entitled to recover the value or amount of that security or payment from the Junior Creditor or the Debtor (as the case may be) as if the payment, discharge, avoidance or reduction had not occurred.

12.7 Suspense Accounts
     Any amount received or recovered by any Senior Creditor, any Receiver or any Delegate in exercise of its rights under this Deed may be credited to an interest bearing suspense account. That amount may be kept there (with any interest earned being credited to that account) until the



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     Senior Creditors are satisfied that all the Senior Debt has been discharged in full and that all facilities which might give rise to Senior Debt have terminated.

13.  NO RIGHTS IN FAVOUR OF THE JUNIOR CREDITOR OR THE DEBTOR

13.1 Preservation of Junior Debt
     As between the Debtor and the Junior Creditor only, the Junior Debt shall remain owing or due and payable in accordance with the terms of the CPP Agreement and shall not be reduced or discharged by any payment to which clause 4.2 (Trust and Turnover) applies.

13.2 No Rights
     Neither the Debtor nor the Junior Creditor shall have any rights under this Deed. None of the undertakings in this Deed by the Senior Creditors are given to or for the benefit of the Debtor or the Junior Creditor.

13.3 No Liability
     No Senior Creditors will be liable to the Junior Creditor:

     (a) for the manner of exercise or for any non-exercise of the powers of any or all of the Senior Creditors under this Deed or

     (b)  for failure to collect or preserve the Junior Debt.

14.  POWER OF ATTORNEY

14.1 Appointment
     By way of security for their obligations, the Junior Creditor irrevocably appoints the Security Trustee as its attorney, upon the occurrence of a Subordination Event until the Senior Debt Discharge Date, to do anything which it:

     (a)  has authorised the Security Trustee to do under this Deed and

     (b)  is required to do by this Deed but has failed to do.

14.2 Delegation
     The Security Trustee may delegate the power of attorney in clause 14.1 (Appointment).

15.  Changes to the Parties

15.1 Successors and assigns
     This Deed is binding on the successors and permitted assigns of the parties to it. Any reference to any party shall be construed accordingly.

15.2 Debtor
     The Debtor may not assign or transfer any or all of its rights (if any) or obligations under this Deed.

15.3 The Junior Creditor
     The Junior Creditor will not at any time until the Senior Debt Discharge Date (except with the written consent of the Security Trustee which, prior to the occurrence of a Subordination Event, will not be unreasonably withheld or delayed):

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     (a)  except as permitted by this Deed, assign, novate, transfer or dispose of, or create or permit to subsist any security (fixed or floating) over, or declare or create any trust of, any or all of the Junior
          Debt owing to it or its proceeds or any interest in the Junior Debt or its proceeds, or any other rights or obligations under the CPP Agreement, or any security therefor, or its commitment to provide the Junior Debt to or in favour of any person

     (b) subordinate any or all of the Junior Debt or its proceeds to any sums owing by the Debtor to any person other than to the Security Trustee for the benefit of the Senior Creditors and, where the Security Trustee has given its consent, only where that person agrees with the parties to this Deed that it is bound by all the terms of this Deed in the same capacity as the Junior Creditor.

15.4 Senior Creditors
     Any Senior Creditor may assign, novate, transfer or otherwise dispose of all or any of its rights under this Deed in accordance with and subject to the restrictions contained in the Senior Credit Agreement.

16.  SET-OFF AND INTEREST

16.1 Set-Off
     The Debtor and the Junior Creditor authorises the Security Trustee to apply (without prior notice) any credit balance (whether or not then due) to which it is at any time beneficially entitled on any account and any sum held to its order by and/or any liability to it of, any office of the Security Trustee in or towards satisfaction of all or any part of their respective liabilities under this Deed which are due and unpaid and, for that purpose, to convert one currency into another.

16.2 Interest
     In respect of any liability under this Deed of the Debtor or the Junior Creditor which it does not discharge when due, it shall pay to the Security Trustee on demand interest at the Default Rate calculated day by day from (and including) the due date of the relevant liability until (and excluding) full payment or discharge (both before and after judgment).

17.  AMENDMENTS, WAIVERS, CONSENTS AND DETERMINATIONS

17.1 Amendments, Waivers and Consents
     Any provision of this Deed may be amended, supplemented or novated only in accordance with the Senior Credit Agreement.

17.2 Determinations
     Any determination by any Senior Creditor under this Deed shall be conclusive save for manifest error.


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18.  NOTICES

     Clause 29 (Notices) of the Senior Credit Agreement shall apply to this Deed. The administrative details of the Junior Creditor are as follows:

     PCCW Limited
     39th Floor
     PCCW Tower
     TaiKoo Place
     979 King's Road
     Quarry Bay
     Hong Kong

     Fax:          852 2962 5725
     Telephone:    852 2883 6615
     Attention:    Company Secretary

19.  MISCELLANEOUS

19.1 Counterparts
     This Deed may be executed in any number of counterparts.

19.2 Perpetuity Period
     The perpetuity period for each trust created by this Deed shall be 80 years.

19.3 Withholding
     The terms of clause 8 (Withholding Tax) of the Senior Credit Agreement shall apply, with any necessary amendments, to any sums payable by the Debtor or the Junior Creditor under this Deed.

19.4 Provisions in the Senior Credit Agreement
     Clauses 30.7 (Partial exercising of rights), 30.10 (Remedies cumulative) and 30.14 (Partial invalidity) of the Senior Credit Agreement shall apply to this Deed.

20.  INDEMNITIES

20.1 Extent of Discharge
     Clause 5.2 (Currency of payment) of the Senior Credit Agreement shall apply to any sum payable by the Debtor or the Junior Creditor under this Deed.

20.2 Currency Indemnity
     Clause 14.5 (Currency conversion on judgment debt) of the Senior Credit Agreement shall apply to any sum due from the Debtor or the Junior Creditor under this Deed.

20.3 Indemnities Separate
     Each indemnity in this Deed:

     (a) constitutes a separate and independent obligation from the other obligations in this Deed

     (b)  shall give rise to a separate and independent cause of action

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

     (c) shall apply irrespective of any indulgence granted by the Security Trustee and

     (d) shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any liability under this Deed or any other judgment or order.

21.  GOVERNING LAW AND JURISDICTION

21.1 Governing Law
     This Deed shall be governed by and construed in accordance with the laws of England.

21.2 Jurisdiction
     Any proceedings relating to a dispute which arises out of or in connection with this Deed ("Proceedings") shall be brought in the courts of England, save the Security Trustee may also bring Proceedings, whether or not concurrently with other Proceedings, in any other courts which would have jurisdiction but for this clause 21.2 and, for the benefit of the Senior Creditors, each of the Debtor and the Junior Creditor submits to the jurisdiction of each such court.

21.3 Venue
     For the benefit of the Senior Creditors, each of the Debtor and the Junior Creditor irrevocably waives any objection which it may at any time have to the laying of the venue of any Proceedings in any court referred to in this clause 21 and any claim that any such Proceedings have been brought in an inconvenient forum.


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

In witness whereof this Deed has been duly executed as a deed on the date stated at the beginning.



)THE COMMON SEAL of
)PCCW LIMITED
)was affixed in the presence of:


                                                                          C.S.
ALEXANDER ANTHONY ARENA (sd.)
---------------------------------------------------------
Director




FIONA NOTT (sd.)
---------------------------------------------------------
Director/Secretary


)THE COMMON SEAL of
)REACH NETWORKS HONG KONG LIMITED
)was affixed in the presence of:



MICHAEL JOHN LONERGAN (sd.)                                               C.S.
-------------------------------------------------------------
Director




FIONNUALA ELIZABETH MAEV SULLIVAN (sd.)
-------------------------------------------------------------
Director


SIGNED by LETITIA CHAU for
and on behalf of JPMORGAN CHASE BANK
in the presence of:

                                                            LETITIA CHAU (sd.)
                                                            --------------------
                                                            Authorised signatory

SUSANA CHAN (sd.)



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